As filed with the Securities and Exchange Commission on August 6, 2004 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Volterra Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	94-3251865 (I.R.S. Employer Identification No.)

3839 Spinnaker Court
Fremont, CA 94538-6437
(510) 743-1200
(Address and telephone number of principal executive offices)

2004 Equity Incentive Plan
2004 Non-Employee Directors’ Stock Option Plan
2004 Employee Stock Purchase Plan
(Full title of the plans)

Jeffrey Staszak
President and Chief Executive Officer
Volterra Semiconductor Corporation
3839 Spinnaker Court
Fremont, CA 94538-6437
(510) 743-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric C. Jensen, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
(650) 843 –5000

1.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INTERESTS OF NAMED EXPERTS AND COUNSEL
INDEMNIFICATION OF DIRECTORS AND OFFICERS
EXHIBITS
UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities		Offering	Aggregate	Amount of
to be Registered	Amount to be Registered	Price per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $.001 per share	6,943,650	$3.77 – $8.01	$38,345,178	$4,859

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the (a) weighted average exercise price for outstanding options granted pursuant to the Registrant’s 2004 Equity Incentive Plan and (b) average of the high and low prices of the registrant’s common stock on August 5, 2004 as reported on the Nasdaq National Market.

     The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares reserved for future grant under the 2004 Equity Incentive Plan	2,294,721	$8.01	(2)(b)	$18,380,715
Shares reserved for future grant under the 2004 Non-employee Directors’ Stock Option Plan	125,000	$8.01	(2)(b)	$1,001,250
Shares reserved for future grant under the 2004 Employee Stock Purchase Plan	450,000	$8.01	(2)(b)	$3,604,500
Shares issuable pursuant to outstanding options under the 2004 Equity Incentive Plan	4,073,929	$3.77	(2)(a)	$15,358,712
Proposed Maximum Offering Price				$38,345,178
Registration Fee				$4,859

2.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Volterra Semiconductor Corporation (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     (a) The Company’s prospectus filed on July 29, 2004 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration statement on Form S-1 (File No. 333-115614) (the “Form S-1”), that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

     (b) The description of the Company’s Common Stock which is contained in a registration statement on Form 8-A filed on July 19, 2004 (File No. 000-50857) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     (c) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the issuance of the common stock offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, Cooley Godward LLP beneficially owned 45,833 shares of our common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “Delaware Law”) and (ii) require the Registrant to indemnify its directors and executive officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers.

     The provisions also do not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that contain indemnification provisions that may be broader than the specific indemnification provisions contained in the Delaware Law. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and executive officers for some expenses, including attorneys’ fees,

3.

judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as a director, officer, employee or other agent of the Registrant or any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request. The form of these indemnification agreements is filed as Exhibit 10.7 to the Form S-1.

     The Amended and Restated Investor Rights Agreement, dated October 2, 2001, among the Registrant and certain holders of the Registrant’s securities provides for cross-indemnification in connection with registration of the Registrant’s common stock held by such holders. The Amended and Restated Investor Rights Agreement is filed as Exhibit 10.1 to the Form S-1.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

4.

EXHIBITS

Exhibit
Number	Description
4.1*	Amended and Restated Certificate of Incorporation of Volterra Semiconductor Corporation.*

4.2*	Amended and Restated Bylaws of Volterra Semiconductor Corporation.*

4.3*	Specimen Stock Certificate.*

5.1	Opinion of Cooley Godward LLP.

10.1*	Volterra Semiconductor Corporation 2004 Equity Incentive Plan and form of related agreement.*

10.2*	Volterra Semiconductor Corporation 2004 Non-Employee Directors’ Stock Option Plan and form of related agreement.*

10.3*	Volterra Semiconductor Corporation 2004 Employee Stock Purchase Plan.*

23.1	Consent of KPMG LLP.

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages.

*Documents incorporated by reference to the Company’s Registration Statement on Form S-1, as amended (File No. 333-115614), originally filed with the Commission on May 19, 2004.

UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

5.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on August 6, 2004.

Volterra Semiconductor Corporation
By:	/s/ Greg Hildebrand
Greg Hildebrand, Chief Financial Officer

POWER OF ATTORNEY

     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Jeffrey Staszak and Greg Hildebrand, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

7.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Staszak Jeffrey Staszak	President, Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2004

/s/ Greg Hildebrand Greg Hildebrand	Chief Financial Officer (Principal Financial and Accounting Officer)	August 6, 2004

/s/ Chris Branscum Chris Branscum	Director	August 6, 2004

/s/ Mel Friedman Mel Friedman	Director	August 6, 2004

/s/ Alan King Alan King	Director	August 6, 2004

/s/ Christopher Paisley Christopher Paisley	Director	August 6, 2004

/s/ Edward Ross Edward Ross	Director	August 6, 2004

/s/ Anthony Stratakos Anthony Stratakos	Director	August 6, 2004

/s/ Craig Teuscher Craig Teuscher	Director	August 6, 2004

/s/ Edward Winn Edward Winn	Director	August 6, 2004

8.

EXHIBIT INDEX

Exhibit
Number	Description
4.1*	Amended and Restated Certificate of Incorporation of Volterra Semiconductor Corporation.*

4.2*	Amended and Restated Bylaws of Volterra Semiconductor Corporation.*

4.3*	Specimen Stock Certificate.*

5.1	Opinion of Cooley Godward LLP.

10.1*	Volterra Semiconductor Corporation 2004 Equity Incentive Plan and form of related agreement.*

10.2*	Volterra Semiconductor Corporation 2004 Non-Employee Directors’ Stock Option Plan and form of related agreement.*

10.3*	Volterra Semiconductor Corporation 2004 Employee Stock Purchase Plan.*

23.1	Consent of KPMG LLP.

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages.

*Documents incorporated by reference to the Company’s Registration Statement on Form S-1, as amended (File No. 333-115614), originally filed with the Commission on May 19, 2004.